Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2015 Results

•	Reports Earnings of $0.94 per diluted share from Continuing Operations

•	Achieves Adjusted EBITDA[1] of $94 million

•	Earns U.S. Iron Ore Realized Pricing of $93 per ton

•	Reports net debt[4] of $2.5 billion at the end of the first quarter

CLEVELAND—Apr. 28, 2015—Cliffs Natural Resources Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2015. Revenues were $574 million not considering the revised accounting treatment for North American Coal and the Canadian Entities, as further discussed below. In addition, adjusted EBITDA1 was $94 million. The following table provides a summary of revenues and adjusted EBITDA1 by operating segment.

	Revenues and Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	North American Coal	Corporate/ Other	Total
Q1 2015 Revenues (in millions)	$311.8	$134.2	$116.6	$11.3	$573.9
Q1 2015 Adjusted EBITDA[1] (in millions)	$105.1	$5.7	$5.5	$(21.9)	$94.4

Summary of the Revised Accounting Treatment
In January 2015, Cliffs announced that Bloom Lake General Partner Limited and certain of its affiliates, including Cliffs Quebec Iron Mining ULC (collectively, the "Bloom Lake Group") commenced restructuring proceedings in Montreal, Quebec, Canada under the Companies' Creditors Arrangement Act (the "CCAA"). As a result of the filing, the Company deconsolidated the Bloom Lake Group and certain other wholly-owned subsidiaries (the "Canadian Entities") effective January 27, 2015 and historical operating results related to the former Eastern Canadian Iron Ore and Ferroalloys operating segments are included in the Company’s financial statements and classified within discontinued operations.

In addition, as of March 31, 2015, management has determined that the North American Coal operating segment met the criteria to be classified as held for sale. This determination was made in light of North American Coal's treatment as a non-core, non-strategic asset that the Company expects to sell. As such, all current and historical North American Coal operating segment results are included in the Company’s financial statements and classified within discontinued operations. This accounting treatment has no impact on the operating plans for the remaining two mines, which the Company expects to run at an EBITDA-neutral level until a sale is concluded.

The discussion of the Company’s results that follows takes into account the impact of the North American Coal and the Canadian Entities being treated as discontinued operations.

First-Quarter Consolidated Results
First-quarter 2015 consolidated revenues of $446 million decreased 28 percent from the prior year's first quarter revenues of $616 million. The 2015 and 2014 amounts each exclude the revenue contribution from North American Coal. Cost of goods sold decreased by 14 percent to $365 million compared to $426 million reported in the first quarter of 2014. Similarly, the 2015 and 2014 amounts each exclude the amount attributable to North American Coal.

For the first quarter of 2015, Cliffs recorded net income from continuing operations attributable to Cliffs' common shareholders of $167 million, or $0.94 per diluted share. These results include the gain related to extinguishment of debt, as well as income tax valuation allowances and other items. Excluding these items, Cliffs reported first-quarter adjusted net income2 from continuing operations of $2 million, or $0.02 per diluted share.

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "Cliffs has delivered another strong quarter in the face of a challenging operating and commercial environment. The first quarter has confirmed the strength of our pricing structure in the USIO business, and our ability to continue to drive costs down in all operating segments - USIO, APIO and NAC.” Mr. Goncalves added, “We are extremely pleased with the positive results of the recent refinancing exercise, and we will continue to be focused on reducing our debt and maximizing our liquidity."

Cliffs' first-quarter 2015 SG&A expenses were $29 million, a 22 percent decrease when compared to a first-quarter 2014 expense of $38 million, as a result of reduced headcount and other cost saving initiatives.

During the first quarter of 2015, miscellaneous - net income increased to $20 million and included a $14 million favorable impact from foreign currency exchange re-measurements, among other items.

First-quarter 2015 results included an income tax expense of $175 million versus an expense of $30 million reported in the previous year's comparable quarter. Of this amount, $166 million is related to the recording of valuation allowances for certain U.S. deferred tax assets.

The deconsolidation of the Canadian Entities resulted in a pretax loss of $818 million, which was recorded in Loss from Discontinued Operations. The pretax loss includes the derecognition of the carrying value of the Canadian Entities and the recording of remaining interests at fair value. In addition, the company recorded an impairment charge related to North American Coal of $73 million, which was also included in Loss from Discontinued Operations.

During the quarter, the Company recorded a $314 million gain on extinguishment of debt. This included $181 million related to discount capture from the Company's previously announced exchange offers and previously disclosed open-market repurchases, as well as $147 million related to the accounting treatment of the new second lien notes, representing the discount between face value and fair value. This was partially offset by a $14 million charge due to write-offs of fees relating to the former revolving-credit facility.

U.S. Iron Ore

	Three Months Ended March 31,
	2015	2014
Volumes - In Thousands of Long Tons
Total sales volume	2,947	2,837
Total production volume	5,376	4,637
Sales Margin - In Millions
Revenues from product sales and services	$311.8	$361.3
Cost of goods sold and operating expenses	231.8	266.3
Sales margin	$80.0	$95.0
Sales Margin - Per Long Ton
Revenues from product sales and services*	$92.70	$109.02
Cash production cost[3]	64.98	81.15
Non-production cash cost[3]	(6.79)	(15.73)
Cash cost[3]	58.19	65.42
Depreciation, depletion and amortization	7.36	10.12
Cost of goods sold and operating expenses*	65.55	75.54
Sales margin	$27.15	$33.48

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the first quarter of 2015 was 2.9 million tons, a 4 percent increase when compared with 2.8 million tons sold in the first quarter of 2014. The increase was primarily driven by more favorable shipping conditions in the Great Lakes compared to the first quarter of 2014.

Cash production cost per ton3 in U.S. Iron Ore was $64.98, down 20 percent from $81.15 in the prior year's first quarter. The decrease was driven by operating improvements, mainly due to reduced energy and supply rates, increased production volumes and reduced repair and maintenance expenditures.

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2015	2014
Volumes - In Thousands of Metric Tons
Total sales volume	3,034	2,641
Total production volume	2,879	2,790
Sales Margin - In Millions
Revenues from product sales and services	$134.2	$254.2
Cost of goods sold and operating expenses	133.4	187.9
Sales margin	$0.8	$66.3
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$42.81	$96.25
Cash production cost[3]	36.77	50.72
Non-production cash cost[3]	3.70	5.62
Cash cost[3]	40.47	56.34
Depreciation, depletion and amortization	2.08	14.80
Cost of goods sold and operating expenses*	42.55	71.14
Sales margin	$0.26	$25.11

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

First-quarter 2015 Asia Pacific Iron Ore sales volume increased 15 percent to 3.0 million tons, from 2.6 million tons in 2014’s first quarter. The increase was driven by a favorable first-quarter shipping schedule.

Cash production cost per ton3 in Asia Pacific Iron Ore was $36.77, down 28 percent from $50.72 in the prior year's first quarter. The decrease was driven primarily by reduced mining and administrative costs, as well as favorable exchange rate variances of approximately $5 per ton.

North American Coal

	Three Months Ended March 31,
	2015	2014
Volumes - In Thousands of Short Tons
Total sales volume	1,338	1,571
Total production volume	1,396	1,705
Sales Margin - In Millions
Revenues from product sales and services	$116.6	$166.2
Cost of goods sold and operating expenses	107.3	214.6
Sales margin	$9.3	$(48.4)
Sales Margin - Per Short Ton
Revenues from product sales and services*	$70.93	$88.61
Cash production cost[3]	60.18	80.02
Non-production cash cost[3]	1.40	20.36
Cash cost[3]	61.58	100.38
Depreciation, depletion and amortization	2.39	19.03
Cost of goods sold and operating expenses*	63.97	119.41
Sales margin	$6.96	$(30.80)

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

North American Coal sales volume in the first quarter of 2015 was 1.3 million tons, a 15 percent decrease when compared with 1.6 million tons sold in the first quarter of 2014. The decrease was primarily driven by the divestiture of Cliffs Logan County Coal, partially offset by increased sales from Pinnacle due to new customer contracts.

Cash production cost per ton3 in North American Coal was $60.18, down 25 percent from $80.02 in the prior year's first quarter. The decrease was primarily driven by higher volumes from the remaining two mines, as well as reduced staff costs, contractor spending and repairs.

Cash Flow and Liquidity
Due to the usual seasonality of the business during the first quarter, working capital adjustments drove a cash use of $236 million during the quarter.

To further supplement the Company's liquidity position, during the quarter Cliffs successfully completed an offering of $540 million aggregate principal amount of 8.25% Senior Secured Notes due March 31, 2020. From the offering of these new first lien notes, the Company received net proceeds, after the initial purchasers' discounts and the payment of fees and expenses, of approximately $491 million.

At the end of first quarter of 2015, Cliffs had net debt4 of $2.5 billion, compared to $2.9 billion of net debt4 at the end of the first quarter of 2014. There was nothing drawn on the Company's new asset-based lending facility at the end of the first quarter of 2015. Such reduction in net debt4 was a consequence of several actions including previously-announced exchange offers and open-market bond repurchases.

Capital expenditures during the quarter were $16 million, an 85 percent decrease compared to $103 million in first quarter of 2014. This includes capital expenditures related to North American Coal. Cliffs also reported depreciation, depletion and amortization of $33 million in the first quarter of 2015.

Outlook
Cliffs provides full-year expected revenues-per-ton ranges based on different assumptions of seaborne iron ore prices. Cliffs indicated that each different pricing assumption holds all other assumptions constant, including customer mix, as well as industrial commodity prices, freight rates, energy prices, production input costs and/or hot-band steel prices (all factors contained in certain of Cliffs' supply agreements).

The table below provides certain Platts IODEX averages for the remaining nine months and the corresponding full-year realization for the U.S. Iron Ore and Asia Pacific Iron Ore segments. The estimates consider actual Platts IODEX rates for the first quarter. Cliffs previously furnished 2015 pricing expectations on February 2, 2015. Due to favorable changes in freight rates and customer mix, partially offset by reduced steel price assumptions, the Company has since raised its revenues-per-ton expectations for U.S. Iron Ore. In addition, due to increased lump premium assumptions, revenues-per-ton expectations in Asia Pacific Iron Ore increased as well.

2015 Full-Year Realized Revenues-Per-Ton Range Summary
Apr. - Dec. Platts IODEX (1)	U.S. Iron Ore (2)	Asia Pacific Iron Ore (3)
$30	$75 - $80	$20 - $25
$35	$75 - $80	$25 - $30
$40	$75 - $80	$30 - $35
$45	$80 - $85	$30 - $35
$50	$80 - $85	$35 - $40
$55	$80 - $85	$40 - $45
$60	$80 - $85	$40 - $45
$65	$80 - $85	$45 - $50
$70	$80 - $85	$50 - $55
$75	$80 - $85	$50 - $55
$80	$85 - $90	$55 - $60
(1)	The Platts IODEX is the benchmark assessment based on a standard specification of iron ore fines with 62% iron content (C.F.R. China).
(2)	U.S. Iron Ore tons are reported in long tons of pellets.
(3)	Asia Pacific Iron Ore tons are reported in metric tons of lump and fines, F.O.B. the port.

U.S. Iron Ore Outlook (Long Tons)
For 2015, the Company is lowering its full-year sales and production volume expectation to 20.5 million tons of iron ore pellets, reflecting currently low capacity utilization rates among U.S. steel producers, mainly attributed to heavy imported steel penetration. A majority of the tonnage removed from the outlook was priced below average realizations and was related to a higher cost of production.  Given these factors, as well as the positive impact of SG&A reductions (see "SG&A Expenses and Other Expectations") and other cost reductions, the overall impact on total EBITDA for the year is expected to be neutral-to-positive when compared to the previous forecast.

Despite the reduction in production tonnage, Cliffs is maintaining its previous cash production cost expectation3 of $55 - $60 per ton and the previous cash cost of goods sold per ton3 expectation of $60 - $65.

Depreciation, depletion and amortization for full-year 2015 is expected to be approximately $5 per ton.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its full-year 2015 Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. The product mix is expected to contain 51 percent lump and 49 percent fines. This expectation assumes no divestiture of this business in 2015, which may or may not occur.

Based on a full-year average exchange rate of $0.77 U.S. Dollar to Australian Dollar, the Company's full-year 2015 Asia Pacific Iron Ore cash production cost per ton3 expectation has been lowered to $30 - $35. Cliffs' cash cost of goods sold per ton3 expectation has been lowered to $35 - $40. This expectation reflects additional operational improvements in light of current market conditions as well as a more favorable foreign exchange rate expectation.

Cliffs anticipates depreciation, depletion and amortization to be approximately $3 per ton for full-year 2015.

North American Coal Outlook
The Company will no longer be providing detailed outlook for its North American Coal business as a result of its accounting treatment, as previously explained in this release.

The following table provides a summary of Cliffs’ 2015 guidance for its two continuing business segments:

	2015 Outlook Summary
	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Sales volume (million tons)	20.5	11
Production volume (million tons)	20.5	11
Cash production cost per ton[3]	$55 - $60	$30 - $35
Cash cost of goods sold per ton[3]	$60 - $65	$35 - $40
DD&A per ton	$5	$3

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines.

SG&A Expenses and Other Expectations
Cliffs is lowering its full-year 2015 SG&A expense expectation to $120 million, a $20 million reduction from its previous expectation of $140 million.

Cliffs no longer anticipates any spending related to exploration.

Consolidated full-year 2015 depreciation, depletion and amortization is expected to be approximately $140 million.

Capital Budget Update
Cliffs is lowering its full-year 2015 capital expenditures budget to a range of $100 - $125 million, from its previous expectation of $125 - $150 million. This reduction reflects a continued focus on reducing expenditures. The spending range includes outflows related to North American Coal and assumes no additional asset divestitures.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, April 29, 2015, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Additionally, Cliffs produces low-volatile metallurgical coal in the U.S. from its mines located in Alabama and West Virginia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs’ employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at: http://www.cliffsnaturalresources.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although Cliffs believes that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. These risk factors include without limitation: our ability to successfully execute an exit option for our Canadian entities that minimizes the cash outflows and associated liabilities of such entities, including the Companies’ Creditors Arrangement Act (Canada) process; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company’s most recently filed reports with the U.S. Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
MEDIA CONTACT:

Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2015	2014
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$399.5	$559.2
Freight and venture partners' cost reimbursements	46.5	56.3
	446.0	615.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(365.2)	(425.5)
SALES MARGIN	80.8	190.0
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(29.1)	(37.5)
Miscellaneous - net	20.2	(13.3)
	(8.9)	(50.8)
OPERATING INCOME	71.9	139.2
OTHER INCOME (EXPENSE)
Interest expense, net	(42.9)	(40.4)
Gain on extinguishment of debt	313.7	—
Other non-operating income (expense)	(0.8)	0.8
	270.0	(39.6)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	341.9	99.6
INCOME TAX EXPENSE	(175.1)	(29.6)
EQUITY LOSS FROM VENTURES, net of tax	—	(0.3)
INCOME FROM CONTINUING OPERATIONS	166.8	69.7
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(928.5)	(140.4)
NET LOSS	(761.7)	(70.7)
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST (2015 - Loss of $7.7 million related to Discontinued Operations, 2014 - Loss of $7.3 million related to Discontinued Operations)	1.9	0.4
NET LOSS ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(759.8)	$(70.3)
PREFERRED STOCK DIVIDENDS	(12.8)	(12.8)
NET LOSS ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(772.6)	$(83.1)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$1.02	$0.37
Discontinued operations	(6.06)	(0.92)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(5.04)	$(0.55)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.94	$0.37
Discontinued operations	(5.20)	(0.91)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(4.26)	$(0.54)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,185	153,040
Diluted	178,696	153,653
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$0.44
CASH DIVIDENDS DECLARED PER COMMON SHARE	$—	$0.15

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$355.7	$271.3
Accounts receivable, net	87.1	122.7
Inventories	408.5	260.1
Supplies and other inventories	120.4	118.6
Income tax receivable	165.5	217.6
Short-term assets of discontinued operations	197.2	330.6
Other current assets	190.0	128.0
TOTAL CURRENT ASSETS	1,524.4	1,448.9
PROPERTY, PLANT AND EQUIPMENT, NET	1,047.2	1,070.5
OTHER ASSETS
Long-term assets of discontinued operations	—	400.1
Other non-current assets	131.0	244.5
TOTAL OTHER ASSETS	131.0	644.6
TOTAL ASSETS	$2,702.6	$3,164.0
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$114.3	$166.1
Accrued expenses	167.1	201.7
Short-term liabilities of discontinued operations	265.0	400.6
Other current liabilities	300.1	190.2
TOTAL CURRENT LIABILITIES	846.5	958.6
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	250.2	259.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	165.6	165.6
LONG-TERM DEBT	2,880.9	2,843.3
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	125.2	436.1
OTHER LIABILITIES	216.3	235.0
TOTAL LIABILITIES	4,484.7	4,898.3
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(1,995.7)	(1,431.3)
NONCONTROLLING INTEREST (DEFICIT)	213.6	(303.0)
TOTAL DEFICIT	(1,782.1)	(1,734.3)
TOTAL LIABILITIES AND DEFICIT	$2,702.6	$3,164.0

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(761.7)	$(70.7)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	33.0	141.1
Impairment of long-lived assets	76.6	—
Deferred income taxes	165.8	15.1
Gain on extinguishment of debt	(313.7)	—
Loss on deconsolidation, net of cash deconsolidated	776.1	—
Other	31.6	3.2
Changes in operating assets and liabilities:
Receivables and other assets	71.7	161.5
Product inventories	(154.9)	(214.5)
Payables and accrued expenses	(152.7)	(117.7)
Net cash used by operating activities	(228.2)	(82.0)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(15.9)	(103.3)
Other investing activities	0.2	12.6
Net cash used by investing activities	(15.7)	(90.7)
FINANCING ACTIVITIES
Proceeds from first lien notes offering	503.5	—
Debt issuance costs	(33.1)	—
Repurchase of debt	(133.3)	—
Borrowings under credit facilities	295.0	225.0
Repayment under credit facilities	(295.0)	—
Common stock dividends	—	(23.0)
Preferred stock dividends	(12.8)	(12.8)
Other financing activities	(14.3)	8.7
Net cash provided by financing activities	310.0	197.9
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.3)	3.3
INCREASE IN CASH AND CASH EQUIVALENTS	64.8	28.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	290.9	335.5
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$355.7	$364.0

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided on page 2 of the news release. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2015	2014
Net Loss	$(761.7)	$(70.7)
Less:
Interest expense, net	(44.2)	(42.7)
Income tax benefit (expense)	(175.0)	21.8
Depreciation, depletion and amortization	(33.0)	(141.1)
EBITDA	$(509.5)	$91.3
Less:
Impact of discontinued operations	$(924.1)	$(118.1)
Gain on extinguishment of debt	313.7	—
North American Coal operations impact	(5.5)	18.2
Severance in SG&A	(1.5)	(6.0)
Foreign exchange remeasurement	13.5	(11.4)
Adjusted EBITDA	$94.4	$208.6

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income attributable to Cliffs' shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2015	2014
Net Income from Continuing Operations Attributable to Cliffs Shareholders	$168.7	$70.1
Loss from Discontinued Operations, net of tax	(928.5)	(140.4)
NET LOSS ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(759.8)	$(70.3)
PREFERRED STOCK DIVIDENDS	(12.8)	(12.8)
NET LOSS ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(772.6)	$(83.1)
Less:
Gain on extinguishment of debt	313.7	—
Foreign exchange remeasurement	13.5	(11.4)
Severance in SG&A	(1.5)	(6.0)
Tax effect of adjustments	(6.3)	2.1
Income tax valuation allowances	(165.8)	—
NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	$2.3	$72.6
Weighted Average Number of Shares:
Basic	153.2	153.0
Depositary Shares	25.2	—
Employee Stock Plans	0.3	0.6
Diluted	178.7	153.6
Adjusted Earnings per Common Share Attributable to Cliffs Common Shareholders - Basic:
Continuing operations	$0.02	$0.39
Discontinued operations	(6.06)	(0.92)
	$(6.04)	$(0.53)
Adjusted Earnings per Common Share Attributable to Cliffs Common Shareholders - Diluted:
Continuing operations	$0.02	$0.39
Discontinued operations	(5.20)	(0.91)
	$(5.18)	$(0.52)

3 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

- Cash production cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per ton.

- Non-production cash cost per ton is defined as the sum of period costs (including royalties), costs of services, and inventory effects per ton.

- Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

4 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measures that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents. A reconciliation of this consolidated measure to its most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	March 31, 2015	March 31, 2014
Long-term debt	$2,880.9	$3,194.8
Short-term debt and current portion of long-term debt	—	96.9
Total Debt	$2,880.9	$3,291.7
Less:
Cash and cash equivalents	$355.7	$364.0
Net Debt	$2,525.2	$2,927.7